June 22, 1998



Trendview Management Inc.
591 Camino de la Reina
Suite 316
San Deigo, California 93208-3105

Attention:  Mr. Clark Smith

         Re:      Management Agreement Renewal
                  F-1000 Futures Fund L.P., Series IX

Dear Mr. Smith:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the attached modification on Rider 1. Per our recent correspondence to you, the current allocation is 50% to the Diversified trading system and 50% to the Currency trading system. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

TRENDVIEW MANAGEMENT INC.

By:

Print Name:

DAD/sr